Zion Oil & Gas

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FILLING OUT THE SUBSCRIPTION FORM ON LINE

We have prepared seven subscription form templates as described and linked below. You can open the template in your browser, enter your information, then print the form to be signed and sent to our underwriter with your check or wire transfer as summarized at the bottom of this page or described in more detail by our subscription instructions.

You much have Adobe Reader 7.0 or 8.0 in order to fill out the form on your computer.

Right click and "save" one of the files below to print later from your Adobe Reader or left click to bring the form up in your browser, from which you can fill it out and print it right away. If you have trouble with the download, then email our IPO assistant to request the PDF file you want from the list below.

Forms that are available for different categories of subscribers:

  Form # 1--General: Any subscriber.
  Form # 2--Individual: Individual in his/her own name.
  Form # 3--Joint: Husband and wife or two or more people owning shares jointly where the last survivor retains full ownership rights upon the death of the other(s). (JTWROS).
  Form # 4--IRA/Keogh: For most types of self-directed retirement plans, including 401k plans.
  Form # 5--Corporation: Corporate investor.
  Form # 6--Partnership: Partnership investor that has a formal partnership agreement.
  Form # 7--Fiduciary: Where the person signing the form is a fiduciary, custodian or trustee for an estate, minor child, trust, non-profit entity, investment club or other entity.

View the General Form Tutorial

Detailed explanation of each of the entries into the general subscription agreement form above are set forth on a separate web page which is a replica of the general subscription agreement form. As you pass your mouse over each field to be filled in, a text box pops up with the description or explanation of that particular field. Click here to see the tutorial page in a separate window.

Popups for the Online Forms

As you mouse over each field in the online forms above, an abbreviated description of the information required in that field will pop up in a one-line text box.

Where to Send Subscription Agreement Forms and Checks

Subscription agreement forms (filled out and signed) all need to be sent to Network 1 at the address below, whether or not a check is attached or a wire transfer has been sent. If you are purchasing 1,000 shares or more you may contact us by email or phone (469-916-2993) and we will provide you with an account number to use to send the subscription agreement and check via FedEx, UPS or DHL courier service.

Network 1 Financial Securities, Inc.
Corporate Securities Department
2 Bridge Ave, Penthouse Suite
Red Bank NJ 07701
Phone 800-886-7007
Fax 732-758-6671

Email Submittal of Subscription Agreement Forms

Email submittal (followed by a wire transfer of funds) is possible for those investors who have Adobe's Acrobat Writer (or PDF Distiller) and who know how to affix their electronic signature on a PDF document. If you know how to do this, then fill out your form, print (not save) it to Adobe PDF, include your last name in the name of the saved file, and email it to Mike Zarraga at Network 1 Securities.

Return to IPO Main Page

NOTICE: Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

The information on this web page shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration, qualification or exemption under the securities laws of any such state.

* NOTICE: Any subscription to purchase shares may be withdrawn or revoked without obligation or commitment of any kind, at any time prior to notice of its acceptance.

Ready to Purchase Shares?*

  If you would like to purchase shares right away and do not want to wait for your prospectus to come in the mail, you may download the prospectus and subscription agreement.
  Prospectus download page
  Online subscription forms
  Subscription form tutorial

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